PRICING SUPPLEMENT                                          File No. 333-105098
------------------                                               Rule 424(b)(3)
(To Prospectus Supplement and Prospectus dated June 3, 2003)
Pricing Supplement Number: 2322


                           Merrill Lynch & Co., Inc.
                          Medium-Term Notes, Series B
                  Due Nine Months or More from Date of Issue

                              Floating Rate Notes

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
Principal Amount:          $303,000,000                                Original Issue Date:      July 3, 2003

CUSIP Number:              59018YRL7                                   Stated Maturity Date:     July 1, 2005

Issue Price:               100%

Interest Calculation:                                                  Day Count Convention:
---------------------                                                  ---------------------

|x|   Regular Floatin Rate Note                                        |x|  Actual/360
| |   Inverse Floating Rate Note                                       | |  30/360
         (Fixed Interest Rate):                                        | |  Actual/Actual



Interest Rate Basis:
--------------------
|x|   LIBOR                                                            | | Commercial Paper Rate
| |   CMT Rate                                                         | | Eleventh District Cost of Funds Rate
| |   Prime Rate                                                       | | CD Rate
| |   Federal Funds Rate                                               | | Other (see attached)
| |   Treasury Rate
Designated CMT Page:                                                   Designated LIBOR Page:
    CMT Moneyline Telerate Page:                                           LIBOR Moneyline Telerate Page: 3750
                                                                                      LIBOR Reuters Page:

Index Maturity:            Three Months                                Minimum Interest Rate:    Not Applicable



Spread:                    + 0.15%                                     Maximum Interest Rate:    Not Applicable


Initial Interest Rate:     Calculated as if the Original               Spread Multiplier:        Not Applicable
                           Issue Date was an Interest Reset
                           Date
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
Interest Reset Dates:      Quarterly, on the 1st of January, April, July and October, commencing on October 1, 2003, subject to modified following Business Day convention.

Interest
Payment Dates:             Quarterly, on the 1st of January, April, July and October, commencing on October 1, 2003, subject to modified following Business Day convention.

Repayment at the
Option of the Holder:      The Notes cannot be repaid prior to the Stated Maturity Date.

Redemption at the
Option of the Company:     The Notes cannot be redeemed prior to the Stated Maturity Date.

Form:                      The Notes are being issued in fully registered book-entry form.

Trustee:                   JPMorgan Chase Bank

Underwriters:              Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"),
                           Santander Central Hispano Investment Securities Inc. and Wells Fargo
                           Brokerage Services, LLC (the "Underwriters"), are acting as principals in this transaction. MLPF&S is acting as the Lead Underwriter.

                           Pursuant to an agreement, dated June 30, 2003 (the "Agreement"), between Merrill Lynch & Co., Inc. (the "Company") and the Underwriters,
                           the Company has agreed to sell to each of the Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:

                           Underwriters                                       Principal Amount of the Notes
                           ------------                                       -----------------------------
                           Merrill Lynch, Pierce, Fenner & Smith                      $296,940,000
                                       Incorporated
                           Santander Central Hispano Investment Securities Inc.         $3,030,000
                           Wells Fargo Brokerage Services, LLC                          $3,030,000
                                                                                        ----------
                                                           Total                      $303,000,000

                           Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                           The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue
                           Price listed above. After the initial public offering, the Issue Price may be changed.

                           The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Dated:                     June 30, 2003
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